Exhibit10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of November 24, 2011, is made by and between Sanomedics International Holdings, Inc., a Delaware corporation, having an address at 80 SW 8th St. Suite 2180 Miami FL 33130 ("Company") and Dom Gatto, having an address at 130 Elm Street Fairfield, CT 06824("Executive").

W I T N E S E T H:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

1. Employment.  The Company hereby agrees to engage the services of the Executive on a full-time basis, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Term.  Subject to the provisions of Sections 7 and 8 hereof, the term of the Executive's employment under this Agreement shall commence on the date January 1, 2012 hereof and shall end three (3) years from the date hereof (herein, the "Term").  The Term shall be automatically renewed for additional one (1) year periods, unless one party provides to the other party written notice, at least thirty (30) days prior to the expiration of the Term, that the Term shall not be renewed.

3. Position and duties.  (a) The Executive shall serve as Chief Executive Officer for the Company.  In addition, the Executive shall be appointed, and, as necessary, shall be reappointed or, to the extent the shareholders shall vote to elect the Board, re-nominated, by the Company’s Board of Directors (the “Board”) to serve on the Board during the Term.  The Executive shall have such duties as from time to time may be reasonably prescribed by the Board including but not limited to those responsibilities as set forth on Exhibit A attached hereto.  Other than as set forth in this paragraph 3(a), this Agreement shall not apply to the Executive’s position on the Board and shall only apply to the Executive’s position as Chief Executive Officer of the Company.

(b)           During the Term, the Executive shall perform and discharge the duties that may be assigned to him by the Board from time to time in accordance with this Agreement, and the Executive shall devote his best talents, efforts and abilities to the performance of his duties hereunder.

(c)           During the Term, the Executive shall perform his duties hereunder on a substantially full-time basis and shall be employed exclusively by the Company.  It is acknowledged and agreed by the parties that the Executive is currently engaged in outside endeavors which are neither in conflict nor competition with the services to be provided hereunder or the business plans of the Company. The Executive shall, at all times during the Term and any extension thereof, discharge his duties in consultation with, and under the supervision of the Board.

4. Compensation.

(a) Base Salary.  Commencing on the date of this Agreement, the Executive's initial salary shall be: (i) $180,000.00 per annum in the first year of this Agreement; (ii) $235,000 per annum in the second year of this Agreement; and (iii) as determined by the Board in the third and subsequent years of this Agreement, provided however, such determination shall not be less than $235,000 unless otherwise agreed to by the Executive (the “Base Salary”)’ provided; however; that any amount of the Base Salary in excess of $100,000.00 per year shall be deferred until the Company raises at least $500,000 in equity or debt financing and the Company shall immediately pay any deferred Base Salary when the Company raises at least $1,000,000 in equity or debt financing (in the aggregate, from the date of this Agreement). The Base Salary shall be payable semi-monthly in accordance with the customary payroll practices of the Company, and shall be subject to such increases or bonuses as the Board shall authorize in its discretion.

(b) Bonus.  The Executive will be entitled to an annual bonus of up to Two Hundred Fifty Thousand Dollars ($250,000) (the “Cash Bonus”) as set forth herein.  The Cash Bonus shall be equal to the greater of: (i) One and One Half Percent (1.5%) of the gross revenues of the Company as determined by the audit of the Company’s annual financial statements; or (ii) if milestones (“Milestone”) are achieved by the end of each fiscal year as agreed to by the parties hereto within 60 days of following the commencement of such fiscal year, One Hundred Twenty Five Thousand Dollars ($125,000).  With respect to the fiscal year ended December 31, 2012, the Milestone shall be as agree to by the parties within the sixty (60) day period following the date hereof.  With respect to the fiscal year ended December 31, 2013 and thereafter, the Milestone shall be as agree to by the parties within the sixty (60) day period following the end of the preceding fiscal year.  The Board shall in good faith make the determination of Milestone achievement and such determination shall be binding on the parties.  At the option of the Executive, fifty percent (50%) of the Cash Bonus may be paid in shares of the common stock of the Company.  The shares of common stock of the Company shall be valued at the price per share offered in the most recent private placement of shares of common stock of the Company; or if there has been no private placement of shares of common stock of the Company within six (6) months of payment of such Cash Bonus; the price per share shall equal the exercise price included within the option granted by the Company to an officer of the Company which is most recent to the payment of such Cash Bonus.

(c) Stock Options.  The Company shall grant to the Executive an option (the "Option") to purchase 1,500,000 shares of the common stock of the Company, at an exercise price per share equal to $0.50 which, in the event that, during the Term, any other officers of the Company are awarded options to purchase common stock with an exercise price that is less than $0.50 per share, shall be reduced to such lower exercise price.  Notwithstanding anything contained herein or in any option agreement by and between the Company and the Executive to the contrary, in the event that, during the Term of the Option, the Board decreases the exercise price of any option granted to any employee of the Company to an exercise price which is less than the exercise price of the Option, the exercise price of the Option shall be unilaterally decreased to be equal to the decreased exercise price of the other employee option. The Option shall be granted pursuant to and in accordance with the terms and conditions of an option agreement and the Company’s 2010 Stock Option Plan.(Attached)

(d) Expenses.  The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of such supporting documentation as the Company may reasonably require; provided; however; that notwithstanding anything contained herein to the contrary, the Company shall pay to the Executive the following: (i) $750.00 per month car allowance; (ii) $150.00 per month for mobile phone allowance.

5. Benefit Plans.

(a) Benefits. During the Term, the Company shall provide to the Executive all benefits which the Company may generally make available to the Executive’s subordinates.

(b) Liability Insurance. The Executive shall be provided with the directors and officers liability insurance coverage generally provided to officers of the Company. Notwithstanding the foregoing, the Company agrees to indemnify the Executive against all costs, damages and expenses, including attorneys' fees, incurred by the Executive as a result of claims by third parties arising out of or from the Executive's lawful acts as an employee of the Company, provided such acts are not grossly negligent and are performed in good faith and in a manner reasonably believed by the Executive to be in the Company's best interests.  Any counsel employed to defend the Executive in any such action shall be reasonably acceptable to the Executive and the Company.  Any counsel appointed by any insurance carrier for the Company shall be deemed acceptable.  It is the intent of the parties that the obligation imposed by this paragraph will survive the termination of this Agreement.

6. Vacations.  The Executive shall be entitled to: (a) four (4) weeks of paid vacation for each of the first three (3) full calendar years of the Term; and (b) five (5) weeks of paid vacation during the fourth full calendar year of the Term and thereafter.  The Executive shall be entitled to a pro rata portion of vacation for any portion of the Term that is less than a full calendar year.  Unused vacation for one year may not be carried over to the next successive year, but a pro rata portion of such unused vacation shall be paid out to the Executive within 45 days after the end of the respective calendar year.

7. Termination.  The employment of the Executive may be terminated prior to the expiration of the Term in the manner described in this Section 7, in which event the Executive's obligations under Sections 9, 10 and 11 shall continue.

(a)           Termination by the Company For Good Cause.  The Company shall have the right to terminate the employment of the Executive for “Good Cause” (as defined below) by written notice to the Executive specifying the particulars of the conduct of the Executive forming the basis for such termination.

(b)           Termination Without Good Cause.  The Executive's employment hereunder and this Agreement may be terminated by either party upon presentation of written notice (in accordance with Section 17) to the other party no less than thirty (30) days' prior to such termination.

(c)           Termination upon Death.  The employment of the Executive hereunder shall terminate immediately upon his death.

(d)           The Company's Options upon Disability.  If the Executive becomes physically or mentally disabled during the Term so that he is unable to perform the services required of him pursuant to this Agreement for a period of three (3) successive months, or an aggregate of three (3) months in any twelve-month period (the "Disability Period"), the Company shall have the option, in its discretion but only for so long as the Executive remains disabled, by giving written notice thereof, either to (A) terminate the Executive's employment hereunder; or (B) continue the employment of the Executive hereunder upon all the terms and conditions set forth herein.  Regardless of which option the Company exercises or shall be deemed to have exercised during the Disability Period, the Executive shall continue to receive the compensation and other benefits provided herein less any payments received under any disability policy or program provided by the Company and of which the Executive is a beneficiary or recipient.

(e)           Termination Date.  Any notice of termination given pursuant to the provisions of this Agreement shall specify therein the effective date of termination (the "Termination Date") and the reasons for such termination (including the provision of this Agreement on which the Company is basing such termination).

(f)           Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

                                                (i)Termination for “Good Cause” shall mean termination because of (A) any act or omission which constitutes a material breach of this Agreement or the failure or the willful refusal of the Executive to perform any of his duties, provided, however, that if such breach or failure to perform his duties is of such a nature that may be cured, the Executive shall have ten (10) days to cure such breach or failure to perform his duties; (B) the Executive's conviction of a crime which constitutes a felony under applicable law, or a plea of guilty or nolo contendere with respect thereto; (C) the commission by the Executive of any dishonest or wrongful act or the gross negligence of the Executive involving fraud, misrepresentation or moral turpitude, or any act or omission by the Executive that is materially injurious to the business or reputation of the Company; (D) any violation of the provisions of Sections 9, 10 or 11 hereof; or (E) the reasonable determination by a licensed medical professional mutually agreed upon by the Company and the Executive that the Executive is dependent upon a controlled substance which either has: (1) not been prescribed by a licensed medical professional; or (2) been prescribed by a licensed medical professional but the dosages taken by the Executive exceed that prescribed by such licensed medical professional.

                                             (ii)"Person" means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or government (or political subdivision or agency thereof).

8. Obligations of the Company upon Termination.  Notwithstanding anything in this Agreement to the contrary, the Company’s obligations upon termination of the Executive’s employment shall be as described in this Section 8, and the Executive shall not be entitled to any payment or benefit unless specifically set forth herein.

(a) Obligations of the Company in Case of Termination for Death or for Good Cause.  Upon termination of the Executive’s employment upon death or for Good Cause, the Company shall have no payment obligations to the Executive, except for: (i) the payment, within thirty (30) days of the Termination Date (or such shorter period as may be prescribed by law), of any accrued and unpaid Base Salary;  (ii) the reimbursement of any unreimbursed expenses owed to the Executive through the Termination Date; and (iii) the payment, within the time period specified in Section 4, of any Cash Bonus payable pursuant to Section 4(b) prior to the Termination Date.

(b) Obligations of the Company in the Case of Termination Without Good Cause.  Upon termination of Executive’s employment by the Company without Good Cause, the Company shall pay to the Executive: (i) for the twelve (12) month period following the Termination Date (the “Severance Period”), the Base Salary; and (ii) any accrued and unpaid Base Salary through the Termination Date; (iii) the reimbursement of any unreimbursed expenses owed to the Executive through the Termination Date; and (iv) within the time period specified in Section 4, any Cash Bonus payable pursuant to Section 4(b) prior to the Termination Date.

(c) Obligations of the Company in the Case of Termination for Disability.  Upon termination of Executive’s employment by the Company for Disability in accordance with Section 7(d), the Company shall pay to the Executive: (i) for the 120 day period following the Termination Date, the Base Salary; (ii) any accrued and unpaid Base Salary through the Termination Date; (iii) the reimbursement of any unreimbursed expenses owed to the Executive through the Termination Date;  and (iv) within the time period specified in Section 4, any Cash Bonus payable pursuant to Section 4(b) prior to the Termination Date.

9. Trade Secrets; Confidentiality.  (a)  The Executive recognizes and acknowledges that, in connection with his employment with the Company, he has had and will continue to have access to valuable trade secrets and confidential information of the Company and its affiliates including, but not limited to, trade secrets and confidential technical information, processes, computer programs, code, algorithms, formulas, methods, ideas, test data, know-how, functional and technical specifications, designs, drawings, passwords, analysis, research, business plans, marketing, sales and pricing strategies, customer lists and all other information which if disclosed to a third party outside the ordinary course of business could adversely affect a competitive advantage of the Company (collectively, "Confidential Information") and that such Confidential Information is being made available to the Executive only in connection with the furtherance of his employment with the Company.  The Executive agrees that during the Term and for a period of five (5) years thereafter, he shall not disclose any of such Confidential Information to any Person, except that disclosure of Confidential Information will be permitted:  (i) to the Company, its affiliates and their respective employees or consultants; (ii) if such Confidential Information has previously become available to the public through no fault of the Executive; (iii) if such Confidential Information is independently developed by the Executive without access to such Confidential Information; (iv) if required by any court or governmental agency or body or is otherwise required by law; or (v) if expressly consented to by the Company.

(b) Other Confidentiality Obligations. Executive acknowledges that the Company may, from time to time, have agreements with other persons or entities or with the U.S. Government or governments of other countries, or agencies thereof, which impose confidentiality obligations or other restrictions on the Company.  Executive shall be bound by all such obligations and restrictions and shall take all actions necessary to discharge the obligations of Company thereunder, including, without limitation, signing any confidentiality or other agreements required by such third parties.  This Section 9(b) shall remain in effect in perpetuity.

10. Restrictive Covenants

(a) Non-Solicitation.  During the Term and (i) in the event that the Executive is terminated for any reason other than without Good Cause, for a period of one (1) year immediately following the termination of the Executive's employment; or (ii) in the event that the Executive is terminated without Good Cause, during the Severance Period (clause (i) or (ii), as applicable, the “Restricted Period”), the Executive agrees that neither he nor any other Person acting on behalf of the Executive will, either directly or indirectly, for any reason whatsoever, solicit business from any Person with whom he has negotiated or contacted on behalf of the Company, if such negotiation or contact proceeded to the stage that he submitted any Company bid or contract to such Person or gave such Person access to any of the Company's Confidential Information.  This Section 10(a) shall not prevent the Executive from providing his services, provided that he adheres to this restrictive covenant.  During the Term, and the Restricted Period, the Executive agrees that he will not directly or indirectly hire or solicit any employee, subcontractor or agent of the Company or any affiliate thereof who was an employee, subcontractor or agent of the Company or any affiliate thereof at any time within the twelve (12) month period immediately prior thereto or encourage an employee, subcontractor or agent of the Company or any affiliate thereof to terminate such employment, contractual or agency relationship.

(b) Non-Compete.  The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other confidential information concerning the Company and its business, and that his services have been and will be of special, unique and extraordinary value to the Company.  Therefore, the Executive agrees that, during the Term and the Restricted Period, he will not directly or indirectly own, manage, control, participate in (at a Board level or otherwise), consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including, without limitation, on his own behalf or on behalf of another entity) which is in the non contact diagnostic medical device business; provided, however, that the Company pays to the Executive his Base Salary (or severance, if applicable pursuant to Section 8(b) hereof) during the course of the Restricted Period .  Nothing in this Section 10 will prohibit the Executive from being a passive owner of less than 3% of the outstanding stock of a corporation engaged in a competing business as described above of any class which is publicly traded, so long as the Executive has no direct or indirect participation in the business of such corporation.

(c) The Executive acknowledges and agrees that the restrictive covenants set forth in this Section 10 (the "Restrictive Covenants") are reasonable and valid in geographical and temporal scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid or unenforceable parts.

(d) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, such court shall have the power to modify such Restrictive Covenants or any part thereof and, in its modified form, such Restrictive Covenants shall then be valid and enforceable.

11. Work for Hire.

(a) Ownership, Assignment.  Executive hereby acknowledges and agrees that:  (i) as between the Company and Executive, the Company is the exclusive owner of all Confidential Information; and (ii) all Executive Work Product subject to copyright protection shall be deemed “work made for hire” under the Federal copyright laws (17 U.S.C. Section 101) and is owned exclusively by Company.  To the extent that title to any Executive Work Product subject to copyright protection does not constitute a “work made for hire,” and to the extent title to any other Executive Work Product does not, by operation of law or otherwise, vest in Company, all rights, title, and interests therein, including, without limitation, all copyrights, patents and trade secrets, all right, title and interest in and to all Executive Work Product is hereby irrevocably assigned to Company.  Without any additional compensation, Executive shall assist Company in obtaining patents and/or copyrights on all Executive Work Product deemed to be patentable or copyrightable by Company and shall execute all documents necessary to vest Company with full and exclusive title thereto.  Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf, and to execute and file any documents and to do all other lawfully permitted acts to further the purposes of this paragraph (a) with the same legal force and effect as if executed by Executive.

(b) Definition of Executive Work Product.  “Executive Work Product” means all Confidential Information created, developed, prepared or conceived of by or for Executive, whether individually or jointly with others, during the period Executive provides services to Company which relates in any manner to the services rendered by Executive to Company.

12. Equitable Relief.  In the event of a breach or threatened breach by the any party hereto of any of the covenants contained in this Agreement, the other party shall be entitled to a temporary restraining order, a preliminary injunction and/or a permanent injunction restraining the breaching party from breaching or continuing to breach any of said covenants.  Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedies that may be available to it for such breach or threatened breach, including the recovering of damages.

13. Market “Stand-Off” Agreement.  Executive agrees, if requested by an underwriter or placement agent of the Company, that he will not sell, pledge or otherwise dispose of any securities beneficially owned by him in the Company for a period not to exceed 180 days following the effective date of a Registration Statement filed by the Company with the Securities and Exchange Commission in connection with an initial public offering of the Company’s stock or the closing of a private placement, as the case may be, provided, however, that Executive shall only be required to enter into a written stand-off agreement to the extent and on the same terms and conditions as the other executives of the Company are required to do so.  The Company may impose stop-transfer instructions with respect to the securities of the Executive subject to the foregoing restriction until the end of the stand-off period.

14. Severability.  Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.

15. Successors and Assigns.  This Agreement and all rights under this Agreement are personal to the Executive and may not be assigned by the Executive.  All of the Executive's rights under the Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

16. Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without regard to the conflicts of laws rules thereof.

17. Notices.  All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three (3) business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or similar overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 17:  (a) if the Company, to Sanomedics International Holdings, Inc., 80 SW 8th St. Suite 2180 Miami FL 33130, Attention: Keith Houlihan; and (b) if to the Executive, to Dom Gatto, ________________________________________________________________.

18. Withholding.  All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the Company's policies applicable to employees of the Company at the Executive's level and the provisions of any of the Company’s benefit plans.

19. Entire Agreement.  This Agreement (including its exhibits) supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company and constitutes the entire agreement between the parties with respect to the subject matter hereof.  No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

20. Modification; Waiver.  This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the majority of the Board and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective.  Any such waiver shall be effective only to the extent specifically set forth in such writing.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21. Mutual Representations.  (a)  The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) does not require the consent of any Person.

(b) The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound and (ii) does not require the consent of any Person.

(c) Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms.

22. Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or control or affect the meaning or construction of this Agreement.

23. Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and the Executive has manually signed his name hereto, all as of the day and year first above written.

SANOMEDICS INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Keith Houlihan
Witness		Keith Houlihan
President

	By:	/s/ Dom Gatto
Witness		Name: Dom Gatto
Executive

Exhibit A

As used in this Schedule A, the term “SIMH” refers to Sanomedics International Holdings Inc. and “Executive” refers to Dom Gatto.

Executive’s duties will also include the following additional responsibilities expressed and agreed upon by the parties in this separate Schedule A, which is a part of and incorporated into the Employment Agreement dated January 1st, 2012 between the Company and the Executive.

1. Maintain a strong and effective management team within SIMH.

2. During the term of this Agreement, use reasonable efforts to have the Company comply with all quality standards and approved by the SIMH Board of Directors for compliance.

3. Ensure that SIMH complies with all applicable laws and regulations governing the business of SIMH, including but not limited to Federal Drug & Administration law.

4. Safeguard the assets and goodwill of SIMH.

5. Develop and maintain adequate internal financial policies, practices, and controls; underwriting policies and practices; sales policies and practices; and operational policies and practices to enable SIMH to achieve and maintain a monthly positive net income from operations, and thereafter add to SIMH’s reserves in a prudent manner.

6. Keep the SIMH Board of Directors reasonably, regularly, and adequately informed of the status of SIMH’s business.

7. Perform such other duties that he deems to be in the best interest of SIMH, consistent with his authority under the Bylaws of SIMH and the mission statement of SIMH.